Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-218253 and 333-152682) on Form S-8 of our report dated February 25, 2021, with respect to the consolidated financial statements of John Bean Technologies Corporation and subsidiaries.

/s/ KPMG LLP
Chicago, Illinois
February 23, 2023